Exhibit 10.69

SETTLEMENT AGREEMENT AND RELEASE

THIS AGREEMENT is entered into as of March 11, 2003 between Key Equipment Finance (“Key”), a division of Key Corp. Capital, Inc., a Michigan Corporation with its principal place of business at 127 Public Square, Cleveland, Ohio, and the successor-in-interest to Leasetec Corp., and Zamba Corporation (“Zamba”), a Minnesota corporation with principal offices at 3033 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota.  Key is the Plaintiff incorrectly identified as Key Equipment Finance International, Inc. in the pending Hennepin County action, Key Equipment Finance International, Inc. v. Zamba Corporation, Court File: CT 02-017418.

Key and Zamba have entered into a long-term Equipment Leasing Contract on October 11, 2000 consisting of a Master Equipment Lease Agreement and three Equipment Schedules (“Lease”).  A dispute has arisen between Zamba and Key as to the remaining obligations under the Lease.

NOW, THEREFORE, KEY AND ZAMBA AGREE AS FOLLOWS:

1.             Promptly following receipt of this Settlement and Release Agreement signed by Key, Zamba will sign and forward to Key a Promissory Note and a Verified Confession of Judgment in the form of such documents attached to this Settlement and Release Agreement as Exhibits A and B, respectively.

2.             In consideration of the execution and delivery of the Promissory Note and the Verified Confession of Judgment and payment as described therein, Key, on behalf of itself and its parent, affiliated and subsidiary companies, does hereby release and forever discharge Zamba, its parent, affiliated and subsidiary companies and their respective directors, officers, employees, insurers, successors and assigns, from any and all past and future claims, liability, losses, costs and damages, known and unknown, arising out of or in any way related to the Lease, including but not limited to lease payments, claims related to the equipment that was leased or any other claims.  This release includes but is not limited to any liability in contract or in tort for negligence, strict liability, breach of contract, breach of warranty or other product liability and any liability for punitive damages.  In consideration of this release, Zamba, on behalf of itself and its parent, affiliated and subsidiary companies, does hereby release and forever discharge Key, its parent, affiliated and subsidiary companies and their respect directors, officers, employees, insurers, successors and assigns, from any and all past and future claims, liability, losses, costs and damages, known and unknown, arising out of or in any way relating to the Lease, including but not limited to lease payments, claims related to the equipment that was leased or any other claims.  Key and Zamba, warrant that as of the date of their signature below they are unaware of any claim that may exist between Key and Zamba and their parents, subsidiaries, and affiliates, whether or not arising out of or in any way related to the Lease, except those claims being released herein.  This release includes but is not limited to any liability in contract or in tort for negligence, strict liability, breach of contract, breach of warranty or other product liability for punitive damages.

In executing this release, the parties intend to, and hereby do, terminate the Lease.

3.             This Settlement Agreement and Release, including attached exhibits, supersedes all prior agreements, negotiations or understandings, whether written or oral, between Zamba and Key.  Neither party has relied on any promise, agreement, statement or representation not expressed herein. This Settlement Agreement and Release may be modified only by written agreement signed by the parties hereto.

4.             Upon execution of this Settlement Agreement and Release and the corresponding Promissory Note and Verified Confession of Judgment, the parties authorize their respective counsel to stipulate without costs, disbursements or attorney’s fees to either side to the dismissal with prejudice of the pending action in Hennepin County, captioned, Key Equipment Finance International, Inc. v. Zamba Corporation, Court File: CT 02-017418.

5.             The stipulation of dismissal with prejudice of the pending action above-referenced shall not impede Key’s ability to enforce the Verified Confession of Judgment should Zamba not satisfy the conditions of the Promissory Note.

6.             Each party warrants and represents that the person signing below has authority to enter this contract.  In addition, each party warrants and represents that it is in full and exclusive possession of any claims to be waived, and that it has not assigned any of such claims to any third party.  Key further warrants and represents that it is the successor in interest to the assets and liabilities of Leasetec Corporation (“Leasetec”) and that Leasetec assigned to Key all of its interests in the Lease.  Key agrees to indemnify Zamba, including pay all costs, disbursements, attorneys’ fees and judgments, for any claim brought against Zamba by Leasetec or an assignee of the Lease.

7.             This Settlement Agreement and Release shall be construed and interpreted in accordance with the laws of the State of Minnesota.

8.             This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this agreement on the date(s) set forth below, to be effective as of the date first set forth above.

Key Equipment Finance

March 13, 2003	By:	/s/ Sal Boschia
Date	Its:	Manager Special Accounts

Zamba Corp.

March 17, 2003	By:	/s/ Michael H. Carrel
Date	Its:	CFO